                        EXHIBIT 11
                        ----------

          COMPUTATION OF NET EARNINGS PER COMMON
                AND COMMON EQUIVALENT SHARE
      For the nine months ended May 31, 1997 and 1996

                                         May          May
                                         1997         1996
                                       ---------     ---------
PRIMARY EARNINGS PER SHARE:
  Shares*
  -------

     Average shares outstanding        17,111,137    16,020,515

     Net average additional shares
     outstanding assuming dilutive stock options
     exercised and proceeds used to purchase
     treasury stock
     at average market price              740,682       161,661
                                       ----------    ----------

     Average number of common and common
     equivalent shares outstanding     17,851,819    16,182,176
                                      ===========    ==========


  Net Earnings
  ------------

     Net earnings for primary earnings $31,460,000  $18,172,000
     per share                         ===========  ===========

Primary Earnings Per Share*                  $1.76        $1.12
                                       ===========  ============


*Earnings per share and all share amounts have been adjusted to reflect the three-for-one split of the
  Common Stock to holders of record May 10, 1996.
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